AMENDMENT NO. 6

TO THE SUBADVISORY AGREEMENT

This Amendment No. 6 (the “Amendment”), made and entered into as of November 15, 2024, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and T. Rowe Price Associates, Inc., a Maryland corporation (“Subadviser”), dated September 14, 2016, as amended July 24, 2018, November 9, 2018, March 19, 2019, June 23, 2022 and September 9, 2022 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		T. Rowe Price Associates, Inc.

By:	/s/ David A. Weiss	By:	/s/ Terence Baptiste
	Signature		Signature

Name:	David Weiss	Name:	Terence Baptiste
	Printed		Printed

Title:	Global Head of Multi-Manager Solutions and Assistant Secretary	Title:	Vice President

AMENDMENT NO. 6

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

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